GENERAL RELEASE AGREEMENT

This General Release Agreement (the “Agreement”) is entered into by and between Barfresh Food Group, Inc., a Delaware corporation (the “Company”), and Joseph S. Tesoriero (“Executive”).

WHEREAS, the Company and Executive are parties to an Employment Agreement entered into on May 18, 2015, as amended as of April 1, 2019 (“Employment Agreement”), whereby Executive is entitled to certain severance benefits from Company in exchange for executing this Agreement;

WHEREAS, Executive’s employment with Company will terminate effective September 20, 2019 (“Termination Date”), pursuant to Executive’s resignation dated as of July 22, 2019;

WHEREAS, the parties desire to settle all claims and issues arising out of or in any way related to the acts, transactions or occurrences between Executive and the Company to date;

WHEREFORE, in consideration of the promises and the mutual covenants set forth below, the parties agree as follows:

1. Consideration.

(a) In consideration for executing this Agreement and in exchange for the promises, covenants, releases and waivers herein, provided that Executive has not revoked the Agreement as set forth below, the Company will provide Executive with the severance payments and/or benefits described in Paragraph 1(b). The severance payments and/or benefits described in Paragraph 1(b) shall be effective as of the “Release Effective Date” (as defined below). Executive understands and agrees that the severance payments and/or benefits are in addition to anything of value to which Executive is otherwise entitled from the Company if he does not execute this Agreement.

(b) The expiration date for stock options and restricted stock awards previously granted which are vested (or unrestricted) as of the Release Effective Date are set forth in the chart below. The period allowed to exercise any of the vested option listed below is extended for a period of up to eight years except that the period is not extended beyond the Expiration date.

Grant Date	Expiration date	Number of Shares Underlying Options or Restricted Shares	Number of Shares Vested (or Unrestricted) as of the Release Effective Date
May 28, 2015	May 18, 2023	500,000	500,000
May 27, 2016	May 27, 2024	175,000	175,000
November 25, 2016	November 25, 2024	54,567	36,378
July 5, 2017	July 5, 2025	300,000	200,000
September 15, 2017	September 15, 2025	175,000	116,667
July 26, 2018	July 26, 2026	250,000	82,500
May 20, 2019	May 20, 2027	175,000	-0-
November 25, 2016		54,133 restricted shares	36,089

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2. Tax Treatment. All payments and benefits provided to Executive pursuant to Paragraph 1 of this Agreement are subject to any applicable employment or tax withholdings or deductions. In addition, the parties hereby agree that it is their intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be interpreted accordingly. In no event shall the timing of the Executive’s execution of this Agreement, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Agreement could be made in more than one taxable year, at the option of Executive, payment shall be made in the later taxable year. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including, without limitation, under the Code, federal, state or local laws.

3. Releases.

(a) In consideration for the consideration described above, to which Executive is not otherwise entitled, as a full and final settlement, Executive, for Executive and Executive’s heirs, executors, administrators, successors and assigns, hereby releases and forever discharges the Company, its current and former parents, direct or indirect equity holders, subsidiaries, affiliated or related entities and their respective officers and directors (hereinafter collectively referred to as “Releasees”) from all causes of action, claims, charges, complaints, liabilities, obligations, promises, covenants, agreements, contracts, suits, judgments, damages, or demands, in law or in equity of any nature whatsoever, known or unknown, suspected or unsuspected, which Executive ever had or now has regarding any matter arising on or before the date of Executive’s execution of this Agreement including those arising directly or indirectly out of or in any way connected with Executive’s employment with the Company, including, but not limited to, claims relating to Executive’s employment, or termination thereof, discrimination based upon race, color, age, sex, sexual orientation, age, marital status, religion, national origin, handicap, disability, or any other protected category, or retaliation, any contracts (express or implied), any claim for or involving equitable relief or recovery of punitive, compensatory, or other damages or monies, wages, vacation pay, employee fringe benefits, attorneys’ fees, libel, slander, and any other tort. Executive understands and agrees that this Release includes any claim that could arise under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Act; the Civil Rights Act of 1866; the Equal Pay Act; the Pregnancy Discrimination Act; the Americans With Disabilities Act of 1990; 42 U.S.C. § 1981; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act of 1988; the Genetic Information Nondiscrimination Act, the Employee Retirement Income Security Act, the False Claims Act; the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. §1514A, also known as the Sarbanes Oxley Act; the California Labor Code (including the California Private Attorney General Act), California Business & Professions Code, California Wage Orders, City of Los Angeles Living Wage Ordinance; and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, or any right under any pension, welfare, or equity plans.

(b) Executive acknowledges reading and understanding the meaning and effect of section 1542 of the California Civil Code which in its entirety states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive waives and relinquishes any right or benefit that Executive may have under section 1542 of the California Civil Code and understands that by signing this Release, Executive is giving up claims that Executive may not presently know or suspect to exist.

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(c) Notwithstanding the broad scope of this release, this release is not intended to bar (i) any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits, (ii) any claims with respect to indemnification under the Company’s by-laws, charter or any other operative agreements or with respect to coverage arising under any Director’s and Officer’s insurance policy in effect, (iii) any claims by the Executive for any matter arising under this Agreement or (iv) any claims by the Executive in his capacity as a shareholder of the Company or with respect to any equity interest he may own or control in the Company. Nothing in this Agreement is intended to interfere with Executive’s right to file a charge or participate in an administrative investigation or proceeding; provided, however, that Executive expressly releases and waives his right to recovery of any type in any administrative or court action, whether local, state or federal, and whether brought by him or on his behalf, related in any way to the matters released herein.

(d) By signing this Agreement and accepting the consideration described in Paragraph 1, Executive understands and acknowledges that Executive is waiving any right to sue the Releasees for any claims released by this Agreement.

(e) The Company for itself and its current and former parents, direct or indirect equity holders, members, subsidiaries, affiliated or related entities and their respective members, shareholders, officers, directors, successors and assigns (collectively, the “Company Releasors”) hereby release and forever discharge the Executive from all causes of action, claims, charges, complaints, liabilities, obligations, promises, covenants, agreements, contracts, suits, judgments, damages, or demands, in law or in equity of any nature whatsoever, known or unknown, suspected or unsuspected, which the Company Releasors ever had or now have regarding any matter relating to Executive’s employment with or equity interest in the Company arising on or before the date of Executive’s execution of this Agreement including, but not limited to, any claim for or involving equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, libel, slander, and any other tort; provided, that, the foregoing release by the Company Releasors is not intended to and does not bar any claims by the Company Releasors for any matters arising (i) under this Agreement or the Termination Agreement, (ii) from events, acts or omissions occurring after the parties’ execution of this Agreement; or (iii) from any acts of Executive involving criminal activity or fraud.

4. Non-Admission Clause. This Agreement does not constitute an admission by the Company or Executive (or any Releasee or Company Releasor) of a violation of any federal, state, or local law, statute, rule or regulation or any common law right.

5. Representations. By Executive’s signature below, Executive represents that: (i) Executive is not aware of any unpaid wages, vacation, bonuses, expense reimbursements or other amounts owed to Executive by the Company, other than that specifically provided for in this Agreement, other than the unpaid vacation pay due to Executive, which he waives as a part of the consideration provided hereunder; and (ii) Executive has not filed any charge or claim or initiated any proceedings against any of the Releasees in any forum or with any municipal, state or federal agency charged with the enforcement of any law. Company represents that the consideration granted to Executive pursuant to this Agreement has been duly approved by its Board of Directors.

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6. Confidentiality of this Agreement. Except as provided by law, Executive and the Company shall keep the existence and terms of this Agreement confidential and shall not disclose to any third party, except in the case of the Executive, to the Executive’s immediate family, tax and legal advisors and as required by law, and except in the case of the Company, in connection with the Company’s disclosure obligations to its tax, accounting and legal advisors, to any officer, director, manager or employee with a business need to know, and as required by law.

7. Non-Disparagement/Statements. Executive covenants and agrees that he will not make any disparaging or derogatory comments about the business or reputation of the Releasees, except where the making of any truthful statements may be required by law or is necessary to enforce his rights under this Agreement. The Company covenants and agrees that it shall not, and the management employees of the Company shall be instructed not to, make any disparaging or derogatory comments concerning the Executive, except where the making of any truthful statements may be required by law or necessary to enforce its rights under this Agreement.

8. Governing Law. The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of California, without regard to its conflicts of law provisions. Executive agrees to and hereby consents and waives any objection to the exclusive jurisdiction of any and all state and federal courts located in the State of California in connection with any proceeding concerning this Agreement.

9. Headings. The paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

10. Severability. If any provision or portion thereof contained in this Agreement is held to be invalid or unenforceable, the remainder of this Agreement will be considered severable, shall not be affected and shall remain in full force and effect. Specifically, the invalidity of any such provision shall have no effect upon, and shall not impair the enforceability of the release language set forth in Paragraph 3.

11. Binding on Successors. The parties agree that this Agreement shall be binding on, and inure to the benefit of, Executive’s and the Company’s respective successors, heirs and/or assigns.

12. Entire Agreement; Counterparts. This Agreement constitutes the entire agreement between Executive and the Company on the subject matter herein and supersedes and cancels any prior written and oral agreements between Executive and the Company regarding such subject matter, except the surviving provisions of the Employment Agreement. No amendment of this Agreement or waiver of any of its provisions shall be effective unless agreed to in writing by Executive and the Company. This Agreement may be executed in two or more counterparts, which when taken together, shall constitute an original agreement. Executed originals transmitted by electronically as PDF files (or their equivalent) shall have the same force and effect as a signed original. Unless otherwise defined herein, capitalized terms have the meaning set forth in the Employment Agreement.

13. Acknowledgments. Without detracting in any respect from any other provision of this Agreement, Executive acknowledges and agrees that:

(a) this Agreement constitutes a knowing and voluntary waiver of all rights or claims Executive has or may have against Releasees as set forth herein, including any claims under the Age Discrimination in Employment Act; and Executive has no physical or mental impairment of any kind that has interfered with Executive’s ability to read and understand the meaning of this Agreement or its terms, and that Executive is not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement;

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(b) by entering into this Agreement, Executive does not waive rights or claims that may arise after the date of Executive’s execution of this Agreement, including without limitation any rights or claims that Executive may have to secure enforcement of the terms and conditions of this Agreement;

(c) the consideration provided to Executive under this Agreement is in addition to anything of value to which Executive is already entitled;

(d) Executive is advised to consult with an attorney regarding this Agreement; and

(e) Executive was informed that Executive had at least twenty-one (21) days in which to review and consider this Agreement, and to consult with an attorney regarding the terms and effect of this Agreement.

14. Right to Revoke. Executive may revoke this Agreement within seven (7) days from the date Executive signs this Agreement, in which case this Agreement shall be null and void and of no force or effect on either the Company or Executive. Any revocation must be in writing and received by the undersigned by 5:00 p.m. on or before the seventh day after this Agreement is executed by Executive. For purposes of this Agreement, the “Release Effective Date” shall be the eighth (8th) day following the Termination Date, so long as the Executive has not revoked this Agreement in a timely manner prior to such date.

BARFRESH FOOD GROUP, INC.

By:	/s/ Riccardo Delle Coste
Name:	Riccardo Delle Coste
Its:	Chief Executive Officer
Date:	10/7/2019

EXECUTIVE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY; THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT THE COMPANY HAS ADVISED EXECUTIVE TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT EXECUTIVE HAS EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

By:	/s/ Joseph S. Tesoriero
Name:	Joseph S. Tesoriero
Date:	10/7/2019

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